Exhibit 3.1
SECOND AMENDMENT TO
THIRD AMENDED AND RESTATED
BYLAWS OF
ALPHA METALLURGICAL RESOURCES, INC.

WHEREAS, the Board of Directors (“Board”) of Alpha Metallurgical Resources, Inc. a Delaware corporation (the “Corporation”) resolved to amend the Corporation’s Third Amended and Restated Bylaws (the “Bylaws”), by Resolution of the Board of Directors (“Resolution”) dated November 4, 2021;

WHEREAS, the Board is authorized to amend the Bylaws under Section 6.07 of the Bylaws; and

NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed by the Board that the Bylaws shall be amended as follows:

Amendment to Section 6.06. The following is hereby added as the second sentence of Section 6.06 of the Bylaws:

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of any claim arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Except as specifically provided above in this Amendment, the Bylaws shall in all other respects remain unchanged.